Exhibit 23.1

Independent Auditor’s Consent

We have issued our report dated March 22, 2013, relating to our audits of the consolidated financial statements of Savannah River Financial Corporation as of December 31, 2012 and 2011 and for the years then ended, appearing in Amendment No. 3 to First Community Corporation's Registration Statement on Form S-4 (Registration No. 333-191652) filed on December 26, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Community Corporation on Form S-8 (File Nos. 333-170647, 333-135099, 333-119630, 333-90603, and 333-175218) and on Form S-3 (File Nos. 333-157271 and 333-173612).

/s/Elliott Davis, LLC

Columbia, South Carolina

February 3, 2014